UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Bionano Genomics, Inc.
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BIONANO GENOMICS, INC.

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

On May 1, 2023, Bionano Genomics, Inc., issued a letter to its stockholders related to Proposal 4 as described in the Definitive Proxy Statement (the “Proxy Statement”) for its Annual Meeting of Stockholders to be held on June 14, 2023 at 10:00 a.m. Pacific Time. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on April 28, 2023. A copy of the letter is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

May 1, 2023

Re: Stockholder Action Letter: Request for Vote!

Dear Fellow Stockholders:

I am writing to ask for your support on the proposals described in our 2023 Definitive Proxy Statement, filed with the SEC on April 28, 2023. In particular, I am asking you to vote FOR Proposal 4, the reverse split proposal. We believe that if the reverse split proposal is not approved, our ability to prudently raise capital may be compromised, our ability to attract and retain critical talent may be impacted, and our ability to act strategically with regard to the use of our equity in future opportunistic transactions may be constrained, among other things. Implementing a reverse split would provide the flexibility we need to use our common stock for business and/or financial purposes. Our reverse split proposal is a request to support a constructive tool that we believe is essential to achieving our long-term goals.

Bionano’s business has been progressing and still requires ongoing innovation and investment.

Bionano is focused on transforming traditional cytogenetic workflows into a modern, molecular workflow based on optical genome mapping (OGM). Current cytogenetic workflows are antiquated, slow and fail to provide useful results in roughly 50% of cases. Numerous published studies from laboratories and hospitals around the world have demonstrated that OGM has the potential to replace traditional cytogenetic methods, including fluorescence in situ hybridization (FISH), karyotyping, southern blot and chromosomal microarrays, with the OGM workflow as an alternative that is streamlined, yields useful results in substantially more samples, is less costly, and is simpler and faster. OGM has applications in cancer, genetic disease and cell bioprocessing quality control for drug development.

We have made extraordinary progress since the summer of 2020, enabled by the advancements in market development and product development, and accelerated by the capital we raised in early 2021.

•	Our annual revenue grew 227% between 2020 and 2022, from $8.5M in 2020, to $17.9M in 2021, to $27.8M in 2022
•	The installed base of Saphyr® systems for OGM grew 147% between 2020 and 2022, from 97 as of the end of 2020, to 164 as of the end of 2021, to 240 as of the end of 2022
•	Sales of nanochannel array flow cells grew substantially with 6,013 sold in 2020, 12,518 sold in 2021 and 15,375 sold in 2022
•
Performance of our products has improved significantly since the launch of the Saphyr system in 2017, including a 13-fold increase in OGM throughput and a reduction in the price of analyzing a single genome from $1,500 to as low as $450

•
Publications describing OGM in clinical research grew substantially from 23 as of the end of 2020, to 53 as of the end of 2021, to 108 as of the end of 2022 and the number of published clinical genomes using OGM grew from 214 in 2020, to 1,478 in 2021, to 3,092 at the end of 2022

•
Our product portfolio in clinical services, which began with an acquisition in 2020, has expanded to include OGM-based laboratory developed tests (LDTs) for use in diagnosing a genetic disease known as facioscapulohumeral dystrophy (FSHD) and blood cancers such as different forms of leukemia

•	Bionano has completed two acquisitions that we believe will enable delivery of a streamlined and simplified end-to-end workflow for OGM, a key requirement for routine use customers

We believe the progress made in the preceding three years reflects the early adoption of OGM by clinical researchers seeking to adopt a new and novel method and demonstrate its utility. Going forward, our strategy for 2023 through 2025 is to continue that momentum and, among other things, achieve between a 30% to 50% compound annual growth rate for revenue. Our 2023 to 2025 strategy includes:

•	Develop and launch significant new products
o
Our next generation optical genome mapping system will have an increased throughput of approximately four times that of the current Saphyr system at launch and is expected to eventually reach a 13-fold increase in throughput

o
A version of our VIA™ software (currently named NxClinical™) which will integrate OGM data for data visualization, analysis and interpretation alongside next-generation sequencing (NGS) and other data types

o	A consumable and protocol for isolation of ultra-high molecular weight (UHMW) DNA for use with isotachophoresis (ITP) on the Ionic® system for automated nucleic acid isolation
•	Continue developing the market for OGM and clearing the path for reimbursement of OGM through clinical research and seek FDA clearance to market OGM for clinical use
o
Our clinical studies for genome analysis in pre-natal and post-natal conditions, blood cancers and solid-tumor cancers are expected to continue. We believe the volume of samples analyzed and published combined with health-economic analysis have the potential to result in OGM being included in professional societies’ guidelines for clinical testing.

o	We plan to submit an application for a local coverage decision (LCD) to Medicare for reimbursement coverage of OGM for hematologic malignancies.
o	We will begin preliminary pre-submission discussion with the FDA regarding clearance of OGM in 2023.
•	Retaining and adding key talent to expand our commercial footprint globally, to develop new applications of OGM and to translate OGM into a technique that is used routinely throughout genome analysis

A vote FOR Proposal 4 would enable management to invest prudently in the business and to continue driving progress

We believe it is imperative for stockholders to authorize Bionano’s Board of Directors to effect a reverse split, as outlined in Proposal 4, to continue and potentially accelerate the momentum begun in 2020 and to deliver on the strategy outlined above. There are three primary outcomes of a reverse split that management believes are critical to realize:

•
A reverse split would result in potential improvement in the marketability and liquidity of our common stock. We believe that a higher stock price would make our common stock more attractive to a broader range of institutional and other investors, which we believe would improve the marketability and liquidity of our common stock and increase interest and trading in our common stock, including by long-term institutional investors and funds who may not find our shares attractive at its current trading price.

•
A reverse split would effectively increase the number of shares of common stock available to issue. A reverse split would decrease the number of shares of common stock outstanding but would not impact the number of our authorized shares of common stock. At this time, the current number of authorized and unreserved shares available for future issuance: (i) is insufficient to meet our anticipated future capital requirements through equity financings, including pursuant to our “at-the-market” sales agreement with Cowen and Company, LLC; (ii) is insufficient to provide future equity incentive opportunities, which may impact our ability to attract and retain the talent we believe is important to the success of the company; and (iii) may unduly constrain our ability to act strategically with regard to the use of our equity in future opportunistic transactions. Implementing a reverse split would provide the flexibility we need to use our common stock for business and/or financial purposes.

•
A reverse split would support ongoing compliance with Nasdaq listing requirements. Our common stock is listed on the Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share. The closing price of our common stock for the ten consecutive business days between April 17 and April 28 was below $1.00, reaching a low of $0.68 per share on April 21. If the closing price of our common stock remains below $1.00 for 30 consecutive business days, we would fall out of compliance with the minimum bid price requirement. If we were to fail to regain compliance, our common stock could be subject to delisting from the Nasdaq Capital Market, which may lead to a loss of confidence of our customers, collaborators, vendors and employees, which could do irreparable harm to our business and future prospects.

In order to ensure that we can respect the voices of those who vote, we issued one share of Series A Preferred Stock to the Chairman of our Board of Directors. The share of Series A Preferred Stock has 3,000,000,000 votes, but those votes must be voted in the same proportion as the votes cast by our common stockholders and can only vote on Proposal 4. The votes of the preferred share would not change the voice of shareholders who vote but would simply mirror their votes so that in the event there are more than a majority of the votes cast in favor of Proposal 4, there should be enough votes to pass the proposal. The Series A Preferred Stock will be redeemed and retired automatically after approval of a reverse stock split proposal pursuant to its terms.

For other companies, a request for authorization to effect a reverse split may reflect a sign of distress. We believe that the reverse split proposal is not a sign of distress for Bionano. Instead, it is a mechanism to enable management to prudently raise capital in support of our long-term strategy.

Please support management by voting FOR all proxy proposals. Most importantly please support management by voting FOR Proposal 4.

Sincerely,

Erik Holmlin, PhD
President and CEO
Bionano Genomics, Inc.

Forward-Looking Statements

This letter contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “will,” “should” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: (1) the anticipated benefits of the reverse split, including on the marketability and liquidity of our common stock, our ability to execute on our long-term strategy and our compliance with Nasdaq listing requirements; (2) the utility of OGM for applications cancer, genetic disease and cell bioprocessing quality control, and its ability to complement or replace traditional cytogenomic methods for analysis of structural variations; (3) our anticipated goals and milestones for OGM and Bionano, including improved adoption of OGM, reimbursement of OGM through clinical research and FDA clearance to market OGM for clinical use; (4) our growth prospects and estimates regarding future financial performance and operating results; (5) our future products and features, including the performance of these products and their sample processing capacity; and (6) our anticipated growth strategies and anticipated trends in our business. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of geopolitical and macroeconomic developments, such as recent and potential future bank failures, the ongoing Ukraine-Russia conflict, related sanctions and the COVID-19 pandemic, on our business and the global economy; challenges inherent in developing, manufacturing and commercializing products; our ability to further deploy new products and applications and expand the markets for our technology platforms; third parties’ abilities to manufacture our instruments and consumables; our assumptions, expectations and beliefs regarding future growth of the business and the markets in which we operate; the completion and success of our clinical studies; the success of products competitive with our own; changes in our strategic and commercial plans; the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions; study results that are different from or contradict the results presented in this letter; our assumptions and estimates regarding our future financial performance and results of operations; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.